Exhibit 3.3

AMENDMENT TO BY-LAWS

OF

ZEBRA TECHNOLOGIES CORPORATION

The first sentence of Section 6.1 of the By-laws was deleted and the following was inserted in its place:

Certificates shall represent the shares of the corporation, provided that the board of directors of the corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Notwithstanding the adoption of such a resolution by the board of directors, uncertificated shares shall be entitled to have a certificate signed by, or in the name of the corporation by the chairperson or vice-chairperson of the board of directors, or the president or vice-president, and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of such corporation representing the number of shares registered in certificate form.